UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2025

Cars.com Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37869	81-3693660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 S. Riverside Plaza
Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 601-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CARS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Doug Miller as President and Chief Commercial Officer

Cars.com Inc. (the “Company”) is reporting that Doug Miller, the Company’s President and Chief Commercial Officer is departing from the Company to pursue other opportunities. Mr. Miller will cease to serve in his role as the Company’s President and Chief Commercial Officer effective February 24, 2025, and will depart from the Company effective March 31, 2025. From February 24, 2025 through March 14, 2025, Mr. Miller will remain employed by the Company as an employee advisor and will assist with the transition of his responsibilities to his successor and provide other services as needed, and thereafter will be entitled to severance benefits under the terms of the Company’s Executive Severance Plan.

Appointment of Lisa Gosselin as Chief Commercial Officer

The Company is also reporting that the Board of Directors of the Company has appointed Lisa Gosselin to serve as the successor to Mr. Miller as the Company’s Chief Commercial Officer effective February 24, 2025. Ms. Gosselin brings more than 25 years of commercial leadership experience within SaaS, adtech and data across key verticals including retail and automotive. Prior to joining the Company she was the Chief Revenue Officer of Numerator from July 2020. Prior to joining Numerator, Ms. Gosselin served as the Senior Vice President of Customer Relationship Management Solutions and the United States Business Development Group for Epsilon Data Management from May 2015 to July 2020. Prior to joining Epsilon Data Management, Ms. Gosselin served as Senior Vice President of United States Media for Catalina Marketing Corporation from 2012 to 2015. Ms. Gosselin also worked in brand marketing and sales leadership at Anheuser-Busch, Gatorade, Quaker Oats, and PepsiCo. Ms. Gosselin received her B.S. degree from the University of South Carolina and currently serves as an Advisory Board Member for the University of Tennessee – Knoxville Women in Leadership Program.

In connection with her appointment, and pursuant to an offer letter dated February 10, 2025, Ms. Gosselin (i) will receive an annual base salary of $450,000 (ii) will be eligible to participate in the Company’s short term incentive bonus plan at a target level of 110% of her base salary, which will be prorated based on her hire date and (iii) be eligible for all of other compensation and benefit plans available to the Company’s executive officers. In addition, the Company will recommend that the Compensation Committee grant Ms. Gosselin: (i) an annual equity award with a target of 350% of her annual base salary with an aggregate grant date value of $1,575,000, comprised of 50% performance share units (“PSUs”), which are subject to vesting after completion of a three-year performance period based on attainment of certain performance measures and 50% restricted stock units (“RSUs”), which will vest in three equal annual installments and (ii) a one-time new hire grant of RSUs with an aggregate grant date value of $300,000, which will vest in three equal annual installments.

The foregoing is a summary description of the terms and conditions of the offer letter and is qualified in its entirety by reference to the copies of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

There are no family relationships between any of the Company’s directors or officers and Ms. Gosselin that are required to be disclosed under Item 401(d) of Regulation S-K. There are no other arrangements or understandings between Ms. Gosselin and any other person pursuant to which Ms. Gosselin was appointed as Chief Commercial Officer. Ms. Gosselin has not entered into any transactions with the Company that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On February 27, 2025, the Company issued a press release announcing the management changes described in Item 5.02 of this report. A copy of the press release covering such announcement is attached as Exhibit 99.1 to this report and is incorporated by reference.

The information contained in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, or incorporated by reference in any filing by the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit

No. Description

10.1	Letter Agreement, dated February 10, 2025, between Cars.com LLC and Lisa Gosselin

99.1	Press Release of Cars.com Inc. dated February 27, 2025
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cars.com Inc.

Date:	February 27, 2025	By:	/s/ Angelique Strong Marks
Angelique Strong Marks Chief Legal Officer